Exhibit 15

November 2, 2020

The Shareholders and Board of Directors of

Crawford & Company

We are aware of the incorporation by reference in the Registration Statements (File Nos. 333-87465, 333-125557, 333-140310, 333-142569, 333-157896, 333-161278, 333-161279, 333-161280, 333-190373, 333-199915, 333-213010, and 333-228178) of Crawford & Company of our report dated November 2, 2020 relating to the unaudited condensed consolidated interim financial statements of Crawford & Company that are included in its Form 10-Q for the quarter ended September 30, 2020.

/s/ Ernst & Young LLP